Exhibit 10.4

3801 LAS VEGAS BLVD. SO. • LAS VEGAS, NV 89109 • (702) 739-2222

The Way Las Vegas Was Meant To Be

May 19, 2009

Ms. Joanne M. Beckett

9103 Alta Drive

Las Vegas NV 89145

Dear Ms. Beckett,

On behalf of Hotel Ramada of Nevada, dba Tropicana Resort & Casino (the “Company”), I am pleased to extend to you an offer to join the Company as Legal Counsel, reporting directly to the President. If you accept this offer, we anticipate that you will join the Company on June 1, 2009.

This is an exempt position, and your base salary will be paid at an annual rate of $180,000, less applicable withholdings. Additionally, you will be eligible for a $100,000 signing bonus, payable in two payments. The first $50,000 signing bonus, less applicable withholdings, will become payable upon the effectiveness of the LandCo Plan of Reorganization in the Company’s pending Chapter 11 bankruptcy proceeding. The second and final payment of $50,000 signing bonus, less applicable withholdings, will become payable upon completion of one year of service. You will be eligible for an annual salary increase and an annual bonus, the payment and amount of which will be determined by the Company’s senior management and approved by the Company’s (or its ultimate parent company) Board of Directors in their sole and absolute discretion. You will be eligible to participate in the benefit programs made available to similarly situated employees of the Company in accordance with the programs’ applicable terms and conditions. You also will be entitled to paid time off, which will accrue and must be used in accordance with the Company’s PTO policy.

As a condition to commencing your employment, you must satisfactorily complete the Company’s background investigation and drug testing processes, and also sign and return the attached confidentiality agreement. A company representative will contact you shortly regarding the background investigation and drug testing processes.

Joanne, we are excited about having you on board and look forward to working with you.

Sincerely,

/s/ Ron Thacker
Ron Thacker
President

ACCEPTED AND AGREED TO this 25th day of May, 2009

/s/ Joanne M. Beckett
Joanne M. Beckett